Exhibit 2.1

Asset Purchase Agreement

This Asset Purchase Agreement is entered into by and among E.T. Video, Inc., an Iowa corporation (“Purchaser”), Nationwide Ntertainment, Inc., a Nevada corporation (“NNS”) and Global Axcess Corp., a Nevada corporation, (“Global,” and together with NNS, collectively referred to herein as, the “Sellers”), as of the 28th day of August, 2013.

Recitals

WHEREAS, NNS owns DVD rental kiosks located on military bases, in grocery stores, and in its warehouse, and the Sellers wish to discontinue this business; and

WHEREAS, Sellers wish to sell the equipment and DVD inventory, and other assets, in each case, as listed in Schedule A, used by NNS to provide DVD rental kiosks, (collectively, the “Assets”);

WHEREAS, Sellers have each filed petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) and continue to operate their business as debtors in possession; and

WHEREAS, Purchaser wishes to buy the Assets.

NOW THEREFORE, in consideration of the premises and mutual dependent promises hereinafter set forth, the parties hereto agree as follows:

1. Sale of Assets. Sellers agree to sell to Purchaser all of Sellers’ rights, title and interest in the Assets to Purchaser, and Purchaser agrees to purchase the Assets, in each case, in accordance with the terms and conditions set forth herein. Sellers shall sell, and Purchaser shall acquire, the Assets “As-Is” “Where-Is” and without any representations or warranties whatsoever, including without limitation, warranties of merchantability or fitness for a particular purpose.

2. Assumption of Liabilities. Purchaser shall not assume any liabilities of Sellers, other than any such liabilities that relate to obligations to remove the Assets from their current locations.

3. Consideration. The total purchase price for the Assets shall be Three Hundred Twenty-Five Thousand Dollars ($325,000.00) (the “Purchase Price). Purchaser shall pay the Purchase Price as follows: Purchaser shall pay to Sellers Fifty Thousand Dollars ($50,000.00) (the “Deposit”) in immediately available funds contemporaneously herewith, and shall pay the balance of the Purchase Price in immediately available funds at the Closing. The Deposit shall be non-refundable, except if Sellers fail to consummate the Closing through no fault of Purchaser. Should the Purchaser direct the Sellers to assume and assign to Purchaser, pursuant to Section 365 of the Bankruptcy Code, any of the executory contracts contained on Schedule B hereto (the “Scheduled Contracts”), in addition to paying the Purchase Price, Purchaser shall be required to pay the Sellers the amounts necessary to cure any defaults existing under the Scheduled Contracts in the amounts set forth on Schedule B or, if the cure amount is disputed by any such counterparty to the Scheduled Contracts, as subsequently ordered by the Bankruptcy Court or agreed upon by and among the Sellers, Purchaser and such counterparty to the Scheduled Contracts.

4. Closing.

a. The Closing shall take place at 10:00 a.m. at the offices of Sellers’ counsel on the date that the parties mutually agree, but not later than September 15, 2013 (the “Closing Date”).

b. On the Closing Date, the Sellers shall deliver to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment as shall be necessary to evidence transfer of the Assets by the Sellers to Purchaser. Sellers shall have also obtained an order from the Bankruptcy Court authorizing the sale of the Assets as set forth in Section 1 hereof.

c. On the Closing Date, Purchaser shall deliver to the Sellers wire transferred funds for the balance of the Purchase Price.

d. From the Closing Date through and including the date that is fifteen (15) days from the Closing Date or the date that Sellers close the sale of their ATM Business, whichever is shorter, the Sellers agree to make available to the Purchaser certain members of the Sellers’ information technology department and operations management, as identified by the Sellers, to answer questions and provide information to the Purchaser, as reasonably requested by the Purchaser, in order to assist the Purchaser in managing the purchased Assets after the Closing.

5. Sellers’ Representations and Warranties. The Sellers represent and warrant to Purchaser as follows:

a. Organization and Good Standing. Each of Global and NNS is duly organized, validly existing, and in good standing under the laws of the state of Nevada and have the legal power to own the Assets.

b. Authority of the Sellers. The Sellers’ respective boards of directors have taken all necessary action to authorize the Sellers to execute this Agreement, to deliver the instruments required hereunder and to perform all of their other obligations hereunder.

c. No Conflict. The execution of this Agreement and the performance by Sellers of their obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the Articles of Incorporation or the By-Laws of the Sellers or conflict with or cause a default under any lease, instrument, license, permit, or any other agreement to which the Sellers are a party or by which the Sellers are bound.

d. Title. The Sellers shall transfer the tangible Assets to Purchaser free and clear of all liens, charges and encumbrances, other than those created by Purchaser.

e. Bankruptcy Court Approval. Upon the execution of this Agreement, Sellers shall promptly (i) file an appropriate motion with the Bankruptcy Court for its authorization to execute this Agreement and perform its obligations hereunder, including selling the Assets pursuant to this Agreement, subject to overbid and Purchaser’s ability to re-bid, and (ii) to give all necessary and appropriate notices pursuant to the applicable provisions of the Bankruptcy Code including, but not limited to, providing notice to the counterparties to the Scheduled Contracts of the proposed assumption and assignment of the Scheduled Contracts by the Sellers to the Purchaser and the proposed cure costs contained in Schedule B. Sellers agree to use their best efforts to have the hearing on such motions or plans calendared as soon as is reasonably practicable following Sellers’ filing of such motions or plans and closing shall occur promptly after the entry of an order approving the transaction contemplated herein by the Bankruptcy Court.

6. Access Prior to Closing Date. The Sellers shall give Purchaser, its employees, counsel, accountants, and other representatives reasonable access throughout the period prior to the Closing Date, during normal business hours, to the Sellers’ books, contracts, commitments and records of the Sellers as they relate to the Assets and the Sellers’ customers. Further, the Sellers shall furnish to Purchaser during such period all such information concerning the Assets and the Sellers’ customers as Purchaser shall reasonably request. Purchaser acknowledges and agrees that Purchaser is acquiring only the assets set forth in Exhibit A attached hereto and that such assets do not include any assets related to the Sellers’ ATM business.

7. Purchaser Representations and Warranties. Purchaser represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

a. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Iowa, with full corporate power and authority to consummate the transactions contemplated by this Agreement.

b. Binding Effect; Authority. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser has full power and authority to execute this Agreement and all documents and instruments contemplated herein and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action. No consent, approval, authorization or order of any Person is or will be required in connection with Purchaser’s execution, delivery or performance of the transactions contemplated by this Agreement.

c. No Conflict. The execution of this Agreement and the performance by Purchaser of its obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the organizational documents of Purchaser, or conflict with or cause a default under any lease, instrument, license, permit, or any other agreement to which the Purchaser is a party or by which the Purchaser is bound;

d. Financial Condition. Purchaser has sufficient working capital and net worth to consummate the transactions contemplated by this Agreement.

8. Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations to consummate the transactions contemplated herein are subject to the satisfaction or waiver by Purchaser of the following conditions:

a. Accuracy of Representations. The representations and warranties of the Sellers set forth herein shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. The Sellers shall deliver to Purchaser on the Closing Date a certificate, dated the Closing Date, stating that such warranties and representations are true or stating to the extent that they are not.

b. Closing Documents. The Sellers shall have delivered to Purchaser bills of sale, and such other documents as may be necessary to transfer the Assets to Purchaser, in form and substance reasonably satisfactory to Purchaser.

c. No Material Change. Since the date of this Agreement the Sellers shall not have suffered any material loss or damage to any of the Assets, whether or not covered by insurance.

9. Conditions Precedent to Sellers’ Obligations. Sellers’ obligations to consummate the transactions contemplated herein are subject to the satisfaction or waiver by Sellers of the following conditions:

a. Accuracy of Representations. The representations and warranties of the Purchaser set forth herein shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. The Purchaser shall have delivered to Sellers on the Closing Date a certificate, dated the Closing Date, stating that such warranties and representations are true or stating to the extent that they are not.

b. Purchase Price. The Purchaser shall have delivered the Purchase Price to Sellers in immediately available funds.

c. No Material Change. Since the date of this Agreement the Sellers shall not have suffered any material loss or damage to any of the Assets, whether or not covered by insurance.

d. Bankruptcy Court Approval. The Sellers shall have received the approval of the Bankruptcy Court to consummate the transactions contemplated herein.

10. Survival of Representations. The representations, warranties, covenants and agreements of the parties contained herein shall not survive the consummation of the transactions contemplated hereby.

11. Waiver. Each party may, at its option, waive in writing any and all of the conditions to which its obligations hereunder are subject.

12. Notices. All notices or other communications regarding this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by email, sent by registered mail return receipt requested or sent via facsimile, with a copy sent by first class mail, as follows:

If to Purchaser to:
Joseph Blum, CFO
E.T. Video, Inc.
616 Velvet Avenue
PO Box 327
Coon Rapids, IA 50058
Email:joeb@etvideo.com
Fax: 712-999-5770
If to the Seller to:
c/o David Bagley
Principal
MorrisAnderson
55 West Monroe Street, Suite 2500
Chicago, IL 60603
Email: DBagley@morrisanderson.com
Fax: (312) 727-0180

With a copy to:
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Promenade, Suite 3100
Atlanta, GA 30309
Attn: Brian P. Hall, Esq.

Either party listed above shall be entitled to specify a different address by giving written notice as stated above to the other party.

13. Amendments. This Agreement may be amended or modified only by written instrument executed and delivered by each of the parties hereto.

14. Expenses. Each party to this Agreement shall pay its own expenses in connection with preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including, without limitation, any and all legal and accounting fees and expenses and any income tax liability.

15. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Florida without giving effect to Florida’s choice of law rules.

16. Severability. It is the mutual intention of the Sellers and Purchaser to enter into a complete agreement in compliance with Florida law, should any provision of this agreement not be in compliance with Florida law, such inconsistent provision shall be deemed superseded by such law or rule, and the agreement shall otherwise be fully enforceable and in effect.

17. No Third Party Rights. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

18. Entire Agreement. This Agreement and the Schedules and annexes hereto constitute the entire agreement of the parties and supersede all prior understandings between the parties, whether oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

“PURCHASER”

E.T. VIDEO, INC.

By: /s/ Roger Kanne

Title: Roger Kanne, Vice President

“SELLERS”

GLOBAL AXCESS CORP.

By: /s/ David Bagley

Title: Chief Operating Officer

NATIONWIDE NTERTAINMENT, INC.

By: /s/ David Bagley

Title: Chief Operating Officer

Schedule A

Assets

All DVD Kiosks utilized by Sellers in the operation of their DVD business, and owned by Sellers as of the Closing Date

All DVD Server historical operational data, in the form of standard virtualized media configured for restoration to similar established IT environment

Such available network mapping, routing information, and hardware configuration information sufficient to allow Purchaser to partially or fully duplicate appropriate DVD Server Operations environment

All DVD inventory, including cases, owned by Sellers as of the Closing Date

RFID tags

All DVD kiosk parts inventory owned by Sellers as of the Closing Date

Wireless Cards and Routers utilized by Sellers in the operation of their business as of the Closing Date

The DVD “Data Cube” utility, consisting of SQL table structure, data, and worksheets structured to access data in the form of standardized virtualized media configured for restoration to similar established IT environment

All trademarks owned by NNS, including the “Instaflix” name and logo related solely to the DVD Business

Schedule B

Scheduled Contracts

Counterparty	Contract/Lease	Cure Amount
Signifi Solutions Inc.	Contract	$1,917.54
Oracle	Contract	$10,825.87